Exhibit 99.1

CRATOS CAPITAL PARTNERS, LLC

Consolidated Financial Statements

December 31, 2008 and 2007

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

To the Board of Managers

Cratos Capital Partners, LLC:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in members’ deficit, and cash flows present fairly, in all material respects, the financial position of Cratos Capital Partners LLC and subsidiaries at December 31, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2007 and for the year then ended were audited by other auditors whose report dated August 29, 2008 expressed an unqualified opinion on those statements.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

June 15, 2009

CRATOS CAPITAL PARTNERS, LLC

Consolidated Balance Sheets

December 31, 2008 and 2007

(In thousands, except unit information)

	2008	2007
Assets
Cash and cash equivalents	$2,284	714
Restricted cash	25,936	26,021
Gross loans	459,751	753,482
Allowance for loan loss	(60,336)	(26,438)
Loans, net	399,415	727,044
Interest receivable	2,215	5,170
Property and equipment, net	222	749
Deferred finance costs, net	7,053	7,617
Other assets	134	156

Total assets	$437,259	767,471

Liabilities and Members’ Deficit
Liabilities:
Warehouse credit facility	$—	279,638
Term debt	442,000	440,017
Corporate debt	59,400	60,000
Working capital credit facility	5,800	8,000
Accrued interest payable	11,468	11,031
Accounts payable	365	766
Other liabilities	1,913	3,617

Total liabilities	520,946	803,069

Members’ deficit:
Class A units, 79,200 and 80,000 units authorized; 40,000 and 40,800 units issued and outstanding at December 31, 2008 and 2007, respectively	—	—
Class B units, 20,000 units authorized; 4,750 and 10,950 units issued and outstanding as of December 31, 2008 and 2007 respectively	—	—
Additional paid-in capital	6	57
Accumulated deficit	(83,693)	(35,655)

Total members’ deficit	(83,687)	(35,598)

Total liabilities and members’ deficit	$437,259	767,471

See accompanying notes to consolidated financial statements.

CRATOS CAPITAL PARTNERS, LLC

Consolidated Statements of Operations

Years ended December 31, 2008 and 2007

(In thousands, except per unit information)

	2008	2007
Net interest income:
Interest income	$43,108	60,353
Interest expense	29,694	45,708

Net interest income	13,414	14,645

Provision for loan losses	54,811	21,330

Net interest loss after provision for loan losses	(41,397)	(6,685)

Non-interest income	511	460
Operating expenses:
Compensation and benefits	5,788	8,270
Occupancy and equipment	1,309	1,755
General and administrative expenses	55	8,614

Total operating expenses	7,152	18,639

Net loss	$(48,038)	(24,864)

Basic and diluted net loss per unit	$(590.51)	(304.18)

See accompanying notes to consolidated financial statements.

CRATOS CAPITAL PARTNERS, LLC

Consolidated Statement of Cash Flows

Years ended December 31, 2008 and 2007

(In thousands)

	2008	2007
Cash flows from operating activities:
Net loss	$(48,038)	(24,864)
Adjustments to reconcile net loss to net cash
Provision for loan losses	53,220	21,330
Gain on foreclosure of assets	(1,652)	—
Depreciation and amortization of property and equipment	191	288
Accretion of deferred loan fees, net	(4,593)	(1,985)
Amortization of deferred financing cost	932	478
Loss on disposal of property and equipment	187	431
Decrease (increase) in restricted cash reserved for interest payments on cash borrowings	5,365	(10,787)
Decrease (increase) in interest receivable	1,434	(3,396)
Decrease in other assets	22	27
Increase in accrued interest payable	3,371	9,087
Increase (decrease) in accounts payable and other liabilities	(1,852)	1,005
Unit-based compensation	(51)	55

Net cash provided by (used in) operating activities	8,536	(8,331)

Cash flows from investing activities:
Increase in restricted cash reserved for lending activities	(10,083)	(10,756)
Decrease (increase) in loans, net	6,072	(345,804)
Acquisition of property and equipment	—	(478)

Net cash used in investing activities	(4,011)	(357,038)

Cash flows from financing activities:
Borrowings on warehouse credit facilities	—	338,219
Repayment of borrowings on warehouse credit facilities	—	(431,921)
Issuance of term debt	38,683	456,117
Repayment of term debt	(36,700)	(16,100)
Borrowings on corporate debt	—	25,000
Repayment of corporate debt	(250)	—
Other	(440)	—
Borrowings on working capital credit facility	—	3,000
Repayment of borrowings on working capital credit facility	(2,200)	(2,000)
Payment of deferred finance costs	(415)	(8,095)
Distributions to owners	(1,633)	—

Net cash (used in) provided by financing activities	(2,955)	364,220

Net increase (decrease) in cash during the period	1,570	(1,149)

Cash at beginning of period	714	1,863

Cash at end of period	$2,284	714

See accompanying notes to consolidated financial statements.

CRATOS CAPITAL PARTNERS, LLC

Consolidated Statement of Changes in Members’ Deficit

(in thousands)

	Class A units	Class B units	Additional paid-in capital	Accumulated deficit	Total members’ deficit
Balance at December 31, 2006	$—	—	2	(10,791)	(10,789)

Unit-based compensation expense	—	—	55	—	55
Net loss	—	—	—	(24,864)	(24,864)

Balance as December 31, 2007	—	—	57	(35,655)	(35,598)

Unit-based compensation expense	—	—	(51)	—	(51)
Net loss	—	—	—	(48,038)	(48,038)

Balance at December 31, 2008	$—	—	6	(83,693)	(83,687)

See accompanying notes to consolidated financial statements.

(1)	Organization

Cratos Capital Partners, LLC, a Delaware limited liability company, (Cratos LLC) is a commercial finance company that provides loans to small and medium-sized companies located throughout the United States. Cratos LLC was formed on March 30, 2006 and commenced operations on May 12, 2006.

Wholly owned subsidiaries and their purposes as of December 31, 2008 and 2007 were as follows:

Entity	Purpose
Cratos Capital Management, LLC	Subsidiary established to act as the administrative agent for originated loans.

Cratos CDO Management, LLC	Subsidiary established to act as the ramp-up investment manager or collateral manager of the loans securing the warehouse I credit facility.

Cratos CLO I Ltd.	Subsidiary established to hold loans and issue various tranches of collateralized debt obligations.

Cratos CLO I Holdings, LLC	Subsidiary established to hold the subordinated CLO I Notes

Cratos CLO I Corp.	Subsidiary established to be the co-issuer of CLO I securitization

Cratos CLO II Ltd.	Subsidiary established to hold loans and issue various tranches of collateralized debt obligations.

(2)	Summary of Significant Accounting Policies

(a)	Consolidation

The accompanying consolidated financial statements include the accounts of Cratos Capital Partners, LLC and its subsidiaries (collectively, the Company) and have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). All significant intercompany transactions have been eliminated in consolidation.

(b)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The estimate most susceptible to change in the near-term is the Company’s estimate of the allowance for loan losses.

(c)	Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents and restricted cash include demand deposits held in banks and overnight investments with original maturities of 90 days or less. The Company holds cash in financial institutions in excess of FDIC insured limits. The Company periodically reviews the financial condition of the financial institutions and assesses the credit risk.

Restricted cash includes interest collections on loans pledged to secure borrowings under the warehouse credit facilities described in note 6, customer escrow accounts, and cash collateral accounts supporting standby letters of credit subject, in each case, to contractual restrictions.

(d)	Loans and Fee Income Recognition

Loans are stated at the principal amount outstanding net of deferred fees, deferred costs, and the allowance for loan losses. Interest income is recorded on the accrual basis in accordance with the terms of the respective loans. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest payments are 90 days or more past due or when, in the opinion of management, reasonable doubt exists as to the full collection of principal and/or interest. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Any reversals of income from previous years are recorded against the allowance for loan losses. When the company receives a cash interest payment on a non-accrual loan, it is applied as a reduction of the principal balance. Non-accrual loans are returned to accrual status when the borrower becomes current as to principal and interest and have demonstrated sustained period of payment performance.

Net nonrefundable loan fees and related direct costs associated with the origination or purchase of loans are deferred and included in loans. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the loans using a method which approximates the interest method. Remaining amounts are recognized into income when the related loans are paid off or sold. Any discount from purchased loans is accreted into loan fee income as a yield adjustment over the contractual life of the loan. The amortization of loan fees is discontinued on nonaccrual loans and may be considered for write-off.

Depending on the terms of the loan, a fee may be charged upon a prepayment which is recognized in the period of the prepayment. Syndication and structuring fees are recognized in the period the service is completed as non-interest income.

(e)	Allowance for Loan Losses

The Company maintains an allowance for loan losses that is intended to estimate loan losses inherent in its loan portfolio. A provision for loan losses is charged to expense to establish the allowance for loan losses. The allowance for loan losses is maintained at a level, in the opinion of management, sufficient to off-set estimated losses inherent in the loan portfolio as of the date of the financial statements. The appropriateness of the allowance and the allowance components are reviewed quarterly. The Company’s estimate of each allowance component is based on observable information and on market and third party data that the Company believes are reflective of the underlying loan losses being estimated.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies, the Company provides a base allowance on a loan by loan basis for loans that are not impaired. The Company employs internally developed and third party estimation tools for measuring credit risk (loan ratings, probability of default, and exposure at default), which are used in developing an appropriate allowance for loan losses. The Company performs periodic detailed reviews of its loan portfolio to identify risks and to assess the overall collectibility of loans.

In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, any required impairment allowances are included in the allowance for loan losses. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company measures impairment of a loan based upon either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral securing the loan if the loan is collateral dependent, depending on the circumstances and the Company’s collection strategy.

Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

(f)	Property and Equipment

Property and equipment are carried at cost and are depreciated or amortized on a straight-line basis over the following useful lives:

Leasehold improvements	Shorter of estimated life or remaining lease term
Computer equipment	3 years
Software	3 or 5 years
Furniture and fixtures	5 years

(g)	Deferred finance costs

Deferred finance costs represent fees and other direct incremental costs incurred in connection with borrowings. These amounts are amortized using the straight-line method into earnings as interest expense ratably over the contractual term of the facility.

(h)	Income Taxes

Cratos LLC is treated as a partnership for federal and state income tax purposes and is not subject to federal or state income tax. Accordingly, no provision or benefit for federal and state income taxes is included in the financial statements.

(i)	Unit-Based Compensation

The Company accounts for its unit-based compensation in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R). SFAS 123R requires all unit-based payments to employees, including grants of restricted units to employees, to be recognized as compensation expense in the financial statements over the respective service periods, based on their grant date fair values.

(j)	Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements; however, it does not require any new fair value measurements. The provisions of this statement are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS No. 157 on January 1, 2008. The adoption has not had a material impact on the Company’s financial statements as the Company does not hold any assets or liabilities measured at fair value under FAS 157.

(3)	Loans and Allowance for Loan Losses

The outstanding balance of loans as of December 31, 2008 and 2007 was as follows (in thousands):

	2008	2007
Loans	$469,196	759,195
Deferred loan fees, net	(9,445)	(5,713)
Allowance for loan losses	(60,336)	(26,438)

Total loans, net	$399,415	727,044

The Company provides loans to companies throughout the United States. Although the Company has a diversified loan portfolio, should events occur, including adverse economic conditions, the ability of borrowers to make timely scheduled principal and interest payments on their loans may be adversely affected.

Reflective of principles established in SFAS No. 114, a loan is considered to be impaired when, based on current information, it is probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the original loan agreement, including scheduled principal and interest payments. There were $ $104.3 million and $18.2 of impaired loans, for the year ended December 31, 2008 and 2007, with allocated specific reserves of $54.3 and $16.6 million as of December 31, 2008 and 2007.

A summary of the activity in the allowance for loan losses for the year ended December 31, 2008 and 2007 was as follows (in thousands):

	2008	2007
Balance, beginning of period	$26,438	5,108
Provision for loan losses	54,811	21,330
Loans charged off, net of recoveries	(20,913)	—

Balance, end of period	$60,336	26,438

(4)	Restricted Cash

Restricted cash as of December 31, 2008 and 2007 was as follows (in thousands):

	2008	2007
Customer escrow account	$268	1,005
Principal and interest collection on loans pledged to secure borrowings under credit facilities	24,343	22,579
Cash collateral supporting standby letters of credit	1,325	2,437

Total	$25,936	26,021

(5)	Property and Equipment

Property and equipment as of December 31, 2008 and 2007 included the following (in thousands):

	2008	2007
Computer equipment, furniture, and fixtures	$384	832
Leasehold improvements	53	146
Software	41	56

	478	1,034
Less accumulated depreciation and amortization	(256)	(285)

Total	$222	749

Depreciation and amortization expense for the years ended December 31, 2008 and 2007 was $182 thousand and $288 thousand, respectively.

(6)	Borrowings

(a)	Debt Securitization (Term Debt)

On May 17, 2007, Cratos CLO I Ltd. completed a $500 million aggregate principal amount of notes (the “notes”) on-balance sheet debt securitization and obtained $455 million of third-party financing. The notes will be paid primarily from the cash flows generated by the portion of the loan portfolio from time to time held by Cratos CLO I Ltd. The notes were issued in seven separate classes as set forth in the table below. The Class A-1, Class A-2, Class B, Class C, Class D and Class E notes are collectively referred to as the secured notes. The Company retained the unsecured subordinated notes, which are referred to as the subordinated notes.

Class of Notes	Notes originally issued	Outstanding Balance December 31, 2008		Interest rate spread to LIBOR	Ratings (Moody’s/S&P) (1)
	($ in millions)	($ in millions)
Class A-1 Senior Secured Floating Rate Revolving Notes due 2021(1)	$50.0	$37.0		0.29%	Aaa/AAA
Class A-2 Senior Secured Floating Rate Notes due 2021	276.0	276.0		0.26%	Aaa/AAA
Class B Senior Secured Floating Rate Notes due 2021	30.0	30.0		0.50%	AA2/AA
Class C Senior Secured Deferrable Floating Rate Notes due 2021	35.0	35.0		1.10%	A2/A
Class D Secured Deferrable Floating Rate Notes due 2021	34.0	34.0		2.40%	Baa2/BBB
Class E Secured Deferrable Floating Rate Notes due 2021	30.0	30.0		5.00%	BB/BB

Total secured notes sold to investors	455.0	442.0
Unsecured Subordinated Notes due 2021	45.0	45.0		N/A	N/R

Total for the CLO I offering	$500.0	$487.0	(2)

(1)	These ratings are unaudited and were issued in January 2008 and are subject to change from time to time.
(2)	The outstanding balance as of December 31, 2007 was $485.0 million.

The net proceeds of the CLO I debt securitization were used to repay all amounts owing under the warehouse I credit facility. The net proceeds of the CLO I offering was used to repay in full and terminate our warehouse I credit facility and the remaining was reserved for the origination or purchase of additional loans to be included in the CLO I loan portfolio. The secured notes and the subordinated notes are limited recourse obligations payable solely from cash flows of the CLO I loan portfolio and related collection and payment accounts pledged as security. Payment on the Class A-1 notes rank equal, or pari passu, in right of payment with payments on the Class A-2 notes and payment on the Class A-1 and Class A-2 notes rank senior in right of payment to the other secured notes and the subordinated notes. Payment on the Class B, Class C, Class D and Class E notes generally rank subordinate in right of payment to any other class of notes which has an earlier alphabetical designation. The subordinated notes are subordinated in right of payment to all other classes of notes and will not accrue interest. Interest on the secured notes is payable quarterly at a per annum rate equal to LIBOR plus the applicable spread set forth in the table above. Payment of interest on the Class C, Class D and Class E notes is payable only to the extent proceeds are available therefore under the applicable payment priority provisions. As of December 31, 2008 all interest on the secured notes was paid. To the extent proceeds are not so available, interest on the Class C, Class D and Class E notes will be deferred. Cratos CLO I, Ltd. is also required to pay a commitment fee of 0.18% on the unused portion of the funding commitments of the Class A-1 notes. The secured notes are secured by the CLO I loan portfolio and the funds on deposit in various related collection and payment accounts. The terms of the debt securitization subject the loans included in the CLO I loan portfolio to a number of collateral quality, portfolio profile, interest coverage and over-collateralization tests. Interest expense for the year ended December 31, 2008 was $17.5 million. As of December 31, 2008 accrued interest payable was $1.6 million.

(b)	Warehouse II Credit Facility

On January 22, 2007, Cratos CLO II Ltd. entered into a $400.0 million revolving loan agreement (the warehouse II credit facility) with Deutsche Bank AG Cayman Islands Branch, an affiliate of DBAH Capital LLC, a member of Cratos LLC. Interest on outstanding borrowings under this facility accrued at a per annum rate equal to LIBOR plus 0.65%, or 5.8% at December 31, 2007. As of December 31, 2007, the outstanding balance under the warehouse II credit facility was approximately $280.0 million, and the interest expense for the year ended December 31, 2007 was approximately $12.2 million. All amounts under the facility were due and payable upon the earliest of (i) the date on which Cratos CLO II Ltd. issued collateralized debt obligations, (ii) January 21, 2008 and (iii) the date on which Deutsche Bank advised Cratos CLO II Ltd. that an issuance of collateralized debt obligations will not occur. On January 21, 2008, Cratos CLO II Ltd and Deutsche Bank AG Cayman Islands Branch (the “lender”) entered into an amendment to the warehouse II credit facility to extend the maturity date of the warehouse II credit facility for 30 days, to February 21, 2008. The amendment reduced the commitment amount to $375.0 million from $400.0 million. Interest on outstanding borrowings under this facility increased to LIBOR plus 1.25% from LIBOR plus 0.65%. Subsequently, the lender extended the maturity date to February 28, 2009. When Cratos CLO II Ltd was not able to repay the warehouse II credit facility when it matured on February 28, 2008, the lender placed it in default, and took over control of daily activities of the warehouse II credit facility. Cratos CLO II Ltd. also surrendered the loans that served as collateralized assets to the lender. As a result of the default, all of the assets and liabilities associated with Cratos CLO II Ltd. were removed from the balance sheet and a $1.7 million gain on the foreclosure of assets was recorded.

(c)	Corporate Debt

In connection with its commencement of operations on May 12, 2006, Cratos LLC entered into a $60 million revolving credit agreement (the corporate debt) with its principal equity holders, DBAH Capital, LLC, Flat Hat Holdings, LLC and TMA I, LLC. The corporate debt is scheduled to mature on December 31, 2010. Outstanding borrowings accrue interest at an annual rate of 12%. Cratos LLC was also required to pay a commitment fee until the Company’s loan portfolio reached $350 million. As of December 31, 2008 and 2007, the outstanding balance of corporate debt was $59.4 million and $60.0 million, and interest expense for the years ended December 31, 2008 and 2007 associated with the corporate debt was $8.0 million and $7.0 million, respectively. As of December 31, 2008 and 2007, the corporate debt was secured by a lien on substantially all assets of Cratos LLC.

(d)	Working Capital Credit Facility

In connection with its commencement of operations on May 12, 2006, Cratos LLC entered into a $10 million revolving working capital credit agreement (the working capital credit facility) with Deutsche Bank AG, an affiliate of DBAH Capital, LLC. In accordance with the terms of the credit agreement, the availability under the working capital credit facility was reduced to $6.66 million on May 12, 2008. It is scheduled to be reduced to $3.33 million on May 12, 2009 and to zero on May 12, 2010. Outstanding borrowings bear interest at an annual rate of LIBOR plus 7%, or 7.46% and 11.86% at December 31, 2008 and 2007, respectively. Cratos LLC is required to pay a commitment fee on the unused portion of the facility at an annual rate of 3.75%. As of December 31, 2008 and 2007, the outstanding balance under the working capital credit facility was $5.8 million and $8.0 million, and interest expense for the years ended December 31, 2008 and 2007 associated with this facility was $0.7 million and $0.8 million, respectively. As of December 31, 2008 and 2007, borrowings under the working capital credit facility were secured by a lien on substantially all assets of Cratos LLC.

(e)	Note Payable

In June of 2006, the former employer of a number of the Company’s employees filed a complaint against the Company and certain employees of the Company alleging that the defendants used the former employer’s resources in connection with the formation of the Company, diverted business from the former employer, and induced a number of employees of the former employer to leave and join the Company. As a result of this lawsuit, a settlement was reached that would release both parties from any further legal action. Part of the settlement, payable to the former employer, was a note payable in the amount of $1.5 million. The note carries a 7% coupon and is being amortized quarterly until January 2011. As of December 31, 2008, the remaining note payable was $1.1 million.

(f)	Debt Maturities

The contractual obligations including accrued interest under the term debt, the corporate debt, and the working capital credit facility as of December 31, 2008 were as follows:

	Term Debt	Corporate Debt	Working Capital Credit Facility	Note Payable	Total
	(In thousands)
2009	—	—	2,467	566	3,033
2010	—	59,400	3,333	531	63,264
2011	—	—	—	127	127
2012	—	—	—	—	—
2013	—	—	—	—	—
Thereafter	442,200	—	—	—	442,200

Total	$442,200	59,400	5,800	1,224	508,624

(g)	Debt Covenants

The term debt, corporate debt, and working capital credit facilities contain financial and other covenants which, among other things, limit the Company’s ability to incur additional indebtedness, make investments or capital expenditures, and effect mergers and acquisitions. As of December 31, 2008, the Company was not in compliance with certain technical covenants. There was no impact on the operations of the Company as a result of not being in compliance with some of the covenants. The Company was in compliance with all financial covenants as of December 31, 2007.

(7)	Members’ Deficit

During the year ended December 31, 2008 and 2007 the Company’s authorized capital consisted of Class A units and Class B units. The balances as of December 31, 2008 and 2007 were as follows:

	2008		2007
	Units authorized	Units outstanding	Units authorized	Units outstanding
Class A units	79,200	40,000	80,000	40,800
Class B units	20,000	4,750	20,000	10,950

Class A Units

In connection with its formation, Cratos LLC issued 40,800 Class A units to Flat Hat Holdings, LLC and TMA I, LLC (the Class A members). Profits and losses are allocated among Class A members in proportion to their respective percentage ownership of Cratos LLC. Class A members have voting and approval rights as set forth in the Cratos LLC operating agreement. The Class A members are entitled to designate, and have designated, three members to the Board of Managers of Cratos LLC as of December 31, 2008 and 2007.

Also in connection with its formation, Cratos LLC issued a warrant to DBAH Capital, LLC (the Warrant Holder) to purchase 39,200 unissued Class A units for a nominal purchase price. The warrant may be exercised until the earlier of May 12, 2026 or the day after the consummation of an initial public offering. As of December 31, 2008 and 2007, the Warrant Holder had not exercised the warrant. The Warrant Holder is entitled to substantially all rights and privileges of, and subject to substantially all the obligations of, a Class A member such as voting and approval rights and the allocation of profits and losses in proportion to its respective percentage ownership of Cratos LLC as if the warrant was exercised. The Warrant Holder is also entitled to designate three members to the Board of Managers of Cratos LLC. As of December 31, 2008 and 2007, the Warrant Holder has designated one member to the Board of Managers of Cratos LLC. Due to the negligible fair value of the underlying Class A units upon commencement of operations, no value was ascribed to the warrant and no discount was established on any of the borrowings described in Note 6.

In August 2008 the Company purchased the 4,800 Class A units owned by TMA I, LLC. Concurrent with this transaction, the company issued an additional 4,000 Class A units to Flat Hat Holdings, LLC.

Class B Units

Also in connection with its formation, the Board of Managers of Cratos LLC approved the Class B Restricted Units Plan and reserved 20,000 Class B units for awards to certain employees. Class B units do not have voting and approval rights, but each Class B unit has the same economic interest as a Class A unit. The Class B restricted units vest incrementally on each anniversary of the grant date over a five-year service period from the date of grant. Class B restricted units will also vest upon the occurrence of certain changes in control or liquidity events. Unvested Class B units are forfeited if the holder is no longer employed by the Company. Class B restricted unit activity for the year ended December 31, 2008 and 2007 was as follows:

	2008	2007
	Class B Restricted Units
Beginning Balance	$8,835	$15,475
Granted	—	625
Vested	(950)	(3,095)
Forfeited	(5,035)	(4,170)

Unvested as of December 31	$2,850	$8,835

	2008	2007
	Class B Vested Units
Beginning Balance	$2,145	$—
Vested	950	3,095
Redeemed	(1,195)	(950)

Vested as of December 31	$1,900	$2,145

Substantially all of the Class B restricted units were issued in connection with the formation of the Company or shortly thereafter. Compensation expense resulting from the issuance of Class B restricted units is calculated using the estimated fair value of the restricted units at the date of grant based on the cost and market approach valuation methodologies. The estimated aggregate fair value of the outstanding Class B restricted units at their respective grant dates during 2008 and 2007 was $1 thousand and $365 thousand and will be amortized to compensation expense over the respective five-year vesting periods using the straight line method. Compensation expense recorded during 2008 was offset by the reversal of previously expensed amounts due to the forfeiture of units.

Net Loss Per Unit

The computations of basic and diluted net loss per unit for the years ended December 31, 2008 and 2007 were as follows (in thousands, except unit information):

	2008	2007
Numerator:
Net loss	$(48,038)	(24,864)
Denominator:
Denominator for basic and diluted net loss per unit – Class A and vested Class B units	81,350	81,740

The denominator for basic net loss per unit is calculated using all Class A units, including those issuable upon exercise of the warrant described in note 7, and vested Class B Units. The Class A units issuable upon exercise of the warrant are included because they have substantially the same rights and privileges as ownership of outstanding Class A units. Given the Company’s net loss in the period presented, there is no difference between basic and diluted net loss per unit. Unvested Class B units are excluded from the computation of diluted net loss per unit because their inclusion would be anti-dilutive.

(8)	Commitments and Contingencies

The Company has noncancelable operating leases for office space, office equipment, a software application, and other items. These leases expire over the next five years and contain provisions for certain annual rental escalations. Rent expense is recognized on a straight-line basis over the term of each lease. Future minimum lease payments under noncancelable operating leases as of December 31, 2008 were as follows (in thousands):

	Operating Leases	Sublease Income	Net Lease Payments
2009	620	375	106
2010	657	410	103
2011	676	422	106
2012	129	85	15
2013	—	—	—
Thereafter	—	—	—

Total	$2,082	$1,292	$330

Total rent expense under these noncancelable operating leases was $1.2 million and $1.6 million for the years ended December 31, 2008 and 2007, respectively.

(9)	Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2008 and 2007. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	2008		2007
	Carrying amount	Fair value	Carrying amount	Fair value
	(In thousands)		(In thousands)
Financial assets:
Cash and cash equivalents	$2,284	2,284	714	714
Restricted cash	25,935	25,935	26,021	26,021
Loans, net	399,414	280,281	727,044	727,044

Financial liabilities:
Warehouse II credit facility	—	—	279,638	279,638
Term debt	442,000	317,266	440,017	440,017
Corporate debt	59,400	5,940	60,000	61,962
Working capital credit facility	5,800	580	8,000	8,000

The carrying amounts shown in the table are included in the consolidated balance sheet under the indicated captions.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents and restricted cash: The carrying amounts approximate fair value because of the short maturity of these instruments.

Loans, net: The fair value is determined as the present value of expected future cash flows discounted at the interest rate currently charged by the Company, which approximated rates currently charged by similar lending institutions for loans of similar terms to companies with comparable credit risk on December 31, 2007. Due to the downturn in the economy and the lack of liquidity in the credit markets in 2008, fair value on the company’s loans is at a substantial discount to the carrying value on December 31, 2008.

Warehouse II and Term Debt credit facilities:

Due to the adjustable rate nature of the borrowings, the fair values of the warehouse and term debt facilities were estimated to be at their carrying values on December 31, 2007. Interest rates on these facilities were comparable to what other lenders were charging for similar debt instruments to other borrowers in the marketplace at that time. Due to the economic downturn and credit crisis in 2008, the fair value of the company’s term debt did not approximate its carrying value on December 31, 2008. Interest rate spreads for similar facilities in the marketplace were considerably higher than ours at the end of 2008. As a result, the fair value of the term debt was considerably lower than its carrying value on December 31, 2008.

Working Capital and Corporate Debt credit facilities:

On December 31, 2007 the fair value of these credit facilities approximated their carrying values, as the interest rates were comparable to what other lenders were charging for comparable facilities to other borrowers at the time. Due to the economic downturn and the credit crisis in 2008, the fair value of these two facilities was considerably lower than their carrying values as of December 31, 2008. As the value of the company’s assets fell during 2008, it became unlikely that the company would have the ability to make the contractual interest and principal payments required by these facilities. The fair value for these facilities as of December 31, 2008 reflects this impairment.

(10)	Financial Instruments with Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include unfunded commitments to lend and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet of Cratos LLC.

Unfunded commitments are agreements to lend to a borrower, provided that all conditions have been met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each borrower’s creditworthiness on a case-by-case basis.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a borrower to a third party. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to borrowers.

Financial instruments with off-balance sheet risk were summarized as follows (in thousands):

	2008	2007
Unfunded commitments	$6,751	75,767
Standby letters of credit	1,744	5,316

The Company does not provide an allowance for loan losses in connection with unfunded commitments as additional extensions of credit are generally subject to satisfaction of the conditions to borrowing set forth in the loan agreement.

(11)	Related-Party Transactions

On December 31, 2008 and 2007, $37.0 million and $428.0 million of the Company’s borrowings were held by the Class A members, the Warrant holder, or their affiliates. Interest expense of $3.7 million and $32.3 million recorded by the Company during the years ended December 31, 2008 and 2007 was related to the borrowings held by Class A members, the Warrant holder, or their affiliates. Accrued interest payable of $0.1 million and $8.7 million as of December 31, 2008 and 2007, respectively, was owed to the Class A members, the Warrant holder, or their affiliates.

On June 12, 2006, the Company engaged Deutsche Bank Securities, Inc. (DBSI), an affiliate of the Warrant Holder, to serve as the structuring agent and placement agent for the Company’s securitization of loans owned by Cratos CLO I Ltd. No expenses were incurred in 2006 related to this agreement. In connection with the securitization of CLO I, Cratos CLO I Ltd. paid a fee of 1.25% or $6.3 million of the aggregate proceeds of the notes issued in the securitization to DBSI.

In September 2006, the Company purchased from Deutsche Bank AG, an affiliate of the Warrant Holder, $16.0 million of senior secured term loans made as part of a multi-lender financing transaction in which Deutsche Bank AG serves as the lead lender. The term loans the Company purchased accrue interest at a rate per annum equal to LIBOR plus 3.25%.

DB Structured Products, Inc., an affiliate of the Warrant Holder, serves as guarantor of the Company’s corporate office lease in Alpharetta, Georgia. The agreement provides that the maximum liability of the guarantor shall not exceed $1 million. The guarantee is set to expire on January 31, 2010.

(12)	Supplemental Financial Data

Components of general and administrative expenses in excess of 1% of total interest income for the years ended December 31, 2008 and 2007 were as follows (in thousands):

	2008	2007
Expenses:
Professional and legal	$728	5,285

(13)	Subsequent Events

JMP	Credit Corporation transaction:

On April 7, 2009 JMP Credit Corporation (“JMP Credit”) purchased 100% of the equity interests in the Company from Flat Hat Holdings, LLC and DBAH Capital, LLC. As a result of the transaction, the Working Capital Credit Facility was paid off in its entirety. Additionally the Corporate Debt Facility was retired including all accrued and unpaid interest as part of the transaction. Also as a part of the transaction, the board seats designated by Flat Hat Holdings, LLC and DBAH Capital, LLC were resigned. JMP Credit is owned by JMP Group, Inc. and members of the Company’s former management team.